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For immediate release

Rayonier Adds David W. Oskin to Board of Directors

JACKSONVILLE, Fla., March 16, 2009 - Rayonier (NYSE:RYN) announced today that David W. Oskin has been elected to its Board of Directors, effective immediately.

Oskin is president of Four Winds Ventures, a private investment and advisory company, and previously served as executive vice president of International Paper and as chief executive officer of Carter Holt Harvey, a New Zealand-based forest products company. He currently serves on the boards of Verso Paper Holdings, Pacific Millennium Corporation, Samling Global Limited and Big Earth Publishing, and is the chairman of the Board of Trustees at Widener University, where he obtained his bachelor's degree and was awarded a doctoral degree. Oskin previously served as vice chair of the U.S. National Forest Products Association.

"I am confident that our Board will benefit greatly from David's keen understanding of our industry gained from his more than 30 years of forest products and timberland management experience," said Lee M. Thomas, Rayonier chairman, president and chief executive officer.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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